UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
  UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
   DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934

                          Commission File Number 1-8353

                               NUI Utilities, Inc.
             (Exact name of registrant as specified in its charter)

                         550 Route 202-206, P.O. Box 760
                        Bedminster, New Jersey 07921-0760
                                 (908) 781-0500
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, No Par Value
                         Preferred Stock Purchase Rights
            (Title of each class of securities covered by this Form)

                                      None
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]           Rule 12h-3(b)(1)(i)       [X]
         Rule 12g-4(a)(1)(ii)      [ ]           Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)       [ ]           Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)      [ ]           Rule 12h-3(b)(2)(ii)      [ ]
                                                 Rule 15(d)-6              [ ]

     Approximate number of holders of record as of the certification or notice date: 1


     Pursuant to the requirements of the Securities Exchange Act of 1934, NUI Utilities, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 30, 2001                              NUI Utilities, Inc.


                                                   By: /s/ John Kean
                                                       -------------------------
                                                   Name:    John Kean, Jr.
                                                   Title:   President